Item 14(c) Exhibit (i) (11)




M.A. HANNA COMPANY AND CONSOLIDATED SUBSIDIARIES

    COMPUTATION OF EARNINGS PER SHARE


                                                  Year Ended December 31
                                             1998         1997         1996
                                    (Dollars in thousands except per share data)
Basic
    Income from continuing operations
        before extraordinary charge and
        cumlative effect of a change in
        accounting principle            $    30,342  $    64,601  $    59,162
    Extraordinary charge                          -            -       (5,352)
    Cumulative effect of a change in
        accounting principle                 (2,059)           -            -
            Net income                  $    28,283  $    64,601  $    53,810

    Average common shares outstanding    44,573,436   45,167,937   45,789,136

    Income(loss) per share
        Continuing operations           $       .68  $      1.43  $      1.29
        Extraordinary charge                      -            -         (.11)
    Cumulative effect of a change in
        accounting principle                   (.04)           -            -
            Net income                  $       .64  $      1.43  $      1.18

Diluted
    Income from continuing operations
        before extraordinary charge     $    30,342  $    64,601  $    59,162
    Extraordinary charge                          -            -       (5,352)
    Cumulative effect of a change in
        accounting principle                 (2,059)           -            -
            Net income                  $    28,283  $    64,601 $     53,810

    Average common shares outstanding    44,573,436   45,167,937   45,789,136
    Effect of dilutive stock options        463,240    1,103,920    1,034,365
    Total                                45,036,676   46,271,857   46,823,501

    Income(loss) per share
        Continuing operations           $       .67  $      1.40 $       1.26
        Extraordinary charge                      -            -         (.11)
    Cumulative effect of a change in
        accounting principle                   (.04)          -            -
                                       $        .63 $      1.40 $       1.15